Exhibit 99.1

Stereotaxis Extends Warrants Offering Subscription Period

Company CEO and CFO fully exercise subscription warrants

ST. LOUIS, MO, Sept. 28, 2015 –Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today announced it is extending its registered offering of subscription warrants to the holders of common shares, as described in its prospectus supplement filed with the Securities and Exchange Commission (SEC) on September 4, 2015 (the “Prospectus”). The warrants offering was originally scheduled to expire on Wednesday, September 30, 2015 and the Company is extending the warrants offering by two days in order to better ensure that its stockholders who hold shares in brokerage accounts receive the offering materials and have time to act on them. The subscription warrants will now be exercisable until 5:00 p.m. New York City time on Friday, October 2, 2015.

As previously announced, the Company is conducting a registered offering of subscription warrants to the holders of its common shares, which functions similarly to a rights offering. The Company declared the record date for determination of stockholders eligible to participate as September 9, 2015 at 5:00 p.m. New York City time, at which time, each holder was issued, at no charge, one subscription warrant for every four common shares held, entitling the holder to purchase one share of common stock at a price of $1.10 per share. As previously reported on Form 4 filings made with the SEC on September 24, 2015, Stereotaxis CEO William Mills and CFO Martin Stammer have fully exercised their allotted subscription warrants to purchase Stereotaxis common shares.

The warrants commenced being listed on the NASDAQ Capital Market under the symbol “STXSW” on September 14, 2015 and will continue through the new expiration date of October 2, 2015. In addition to being able to purchase their pro rata portion of the shares offered, based on their ownership as of the record date of the warrants offering, Stereotaxis stockholders who exercise all of their warrants may subscribe to purchase additional common shares pursuant to an over-subscription privilege, subject to certain limitations and subject to allotment, as described in the Prospectus. No fractional subscription warrants will be distributed and no fractional shares will be issued, pursuant to the warrants offering. Any fractional warrants issuable, pursuant to the warrants offering, resulting from the number of shares owned as of the record date or fractional shares issuable, pursuant to the over-subscription, resulting from prorations or other limitations, will be eliminated by rounding down to the nearest whole warrant or whole share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation, or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to the registration or qualification of the securities under the securities law of such state or jurisdiction. A shelf registration statement on Form S-3, pursuant to which the warrants are being issued, was filed with the SEC on November 27, 2013 and declared effective on December 11, 2013. The warrants offering is being made only by means of the Prospectus together with a base prospectus filed with the registration statement. Copies of the Prospectus and base prospectus, which contain further details regarding the warrants offering, will be provided to all stockholders, as of the record date.

Holders of Stereotaxis’ shares who hold their shares in “street name” at a brokerage firm, bank or similar organization, like the vast majority of Stereotaxis stockholders, may direct any questions about the warrants offering to the broker or bank at the number identified in the offering materials mailed to the holders. Stockholders who hold their shares directly may contact the warrants agent, Broadridge Corporate Issuer Solutions, Inc. at (855) 300-4994.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems, and the Vdrive™ robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period, or at all, because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STXS Company Contact:	STXS Investor Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com